As filed with the Securities and Exchange Commission on May 30, 2018

Registration No. 333-157804

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tutor Perini Corporation

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-1717070 (I.R.S. Employer Identification No.)

15901 Olden Street, Sylmar, California 91342-1093

(Address of Principal Executive Offices, including Zip Code)

_______________

Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan

Tutor Perini Corporation Omnibus Incentive Plan

(Full title of the plans)

_______________

Gary G. Smalley

Executive Vice President and Chief Financial Officer

Tutor Perini Corporation

15901 Olden Street

Sylmar, CA 91342-1093

(Name and address of agent for service)

(818) 362-8391

(Telephone number, including area code, of agent for service)

_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Reg. No. 333-157804) (the “Registration Statement”) of Tutor Perini Corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on March 10, 2009, relating to shares of the Company’s common stock (“Common Stock”) available for issuance under the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan (formerly known as the Perini Corporation 2004 Stock Option and Incentive Plan) (the “Prior Plan”).

On May 23, 2018, the Company’s shareholders approved the adoption of the Tutor Perini Corporation Omnibus Incentive Plan (the “2018 Plan”), effective as of May 23, 2018 (the “Effective Date”). The 2018 Plan provides, among other things, that any shares of Common Stock reserved for issuance under the Prior Plan that may be or were forfeited and/or recycled, will become available for issuance under the 2018 Plan. Following the Effective Date, no further awards will be made under the Prior Plan. Therefore, from and after the Effective Date, any shares of Common Stock reserved for issuance under the Prior Plan that remain or become available for grant under the Prior Plan that were registered pursuant to the Registration Statement, will not be available for issuance pursuant to the Prior Plan, but instead will be available for issuance under the 2018 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have previously been filed with the Commission:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed on February 27, 2018;
(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as filed on May 9, 2018;
(c)	the Company’s Current Reports on Form 8-K filed on January 8, 2018 and May 25, 2018; and
(d)

the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on March 24, 2004, and all amendments and reports updating the descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s amended and restated articles of organization provide that no director shall be personally liable to the Company or to the Company’s shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the Company or the Company’s shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. The Company’s by-laws provide that the Company’s directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. The Company has obtained insurance that insures the Company’s directors and officers against certain losses and insures the Company against its obligations to indemnify its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.
23.1*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP.
24.1†	Power of Attorney.
99.1†	Tutor Perini Corporation Omnibus Incentive Plan.

† Previously filed.

* Filed herewith.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided,  however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sylmar, State of California, on May 30, 2018.

Tutor Perini Corporation

By:	/s/ John D. Barrett
John D. Barrett
Executive Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
*	Chairman and Chief Executive	May 30, 2018
Ronald N. Tutor	Officer (Principal Executive Officer)

/s/ Gary G. Smalley	Executive Vice President and Chief	May 30, 2018
Gary G. Smalley	Financial Officer (Principal Financial Officer)

/s/ Ryan J. Soroka	Vice President and Chief Accounting	May 30, 2018
Ryan J. Soroka	Officer (Principal Accounting Officer)

*	Director	May 30, 2018
Peter Arkley

	Director	May 30, 2018
Sidney J. Feltenstein

/s/ James A. Frost	Director	May 30, 2018
James A. Frost

	Director	May 30, 2018
Michael F. Horodniceanu

*	Director	May 30, 2018
Michael R. Klein

/s/ Robert C. Lieber	Director	May 30, 2018
Robert C. Lieber

/s/ Dennis D. Oklak	Director	May 30, 2018
Dennis D. Oklak

*	Director	May 30, 2018
Raymond R. Oneglia

/s/ Dale A. Reiss	Director	May 30, 2018
Dale A. Reiss

*	Director	May 30, 2018
Donald D. Snyder

/s/ Dickran M. Tevrizian, Jr.	Director	May 30, 2018
Dickran M. Tevrizian, Jr.

*By:	/s/ John D. Barrett
John D. Barrett
(as Attorney-in-Fact)